            CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED
                    AND SEPARATELY FILED WITH THE COMMISSION


                                                                   Exhibit 10.48

                            PATENT LICENSE AGREEMENT

                                     BETWEEN

                       INTERDIGITAL TECHNOLOGY CORPORATION

                                       and

                ERICSSON INC. AND TELEFONAKTIEBOLAGET LM ERICSSON

                       Dated and Effective January 1, 2003

                                                     PRIVILEGED AND CONFIDENTIAL

                                TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----
ARTICLE I        DEFINITIONS ......................................................1

ARTICLE II       LICENSE GRANT ....................................................5

         2.1.         Grant .......................................................5

         2.2.         Limitations on License Grant ................................5

ARTICLE III      PAYMENTS/PAYMENT TERMS ...........................................6

         3.1.         Prior Sales .................................................6

         3.2.         Covered Infrastructure Units License Fees ...................7

         3.3.         Covered Terminal Unit Royalties .............................7

         3.4.         New Affiliates/Acquired Businesses ..........................7

         3.5.         Payment; Currency Conversion ................................8

         3.6.         Taxes .......................................................8

         3.7.         Mutual Acknowledgements .....................................9

ARTICLE IV       PASS-THROUGH LICENSE .............................................9

ARTICLE V        TERM/TERMINATION ................................................10

         5.1.         Term .......................................................10

         5.2.         Termination for Default ....................................10

         5.3.         Other Termination Rights ...................................10

ARTICLE VI       DISPUTE RESOLUTION ..............................................11

         6.1.         Agreement to Dispute Resolution Procedures .................11

         6.2.         Good Faith Negotiations ....................................11

         6.3.         Mediation of Disputes ......................................11

         6.4.         Arbitration of Disputes ....................................12

         6.5.         Interim Measures from the Courts in Aid of Arbitration .....14

         6.6.         Mandatory Procedures .......................................14

         6.7.         Performance to Continue ....................................14

         6.8.         Statute of Limitations .....................................14

         6.9.         Relief From Stay ...........................................14

ARTICLE VII      REPRESENTATIONS AND WARRANTIES ..................................15

         7.1.         By ITC .....................................................15

         7.2.         By Licensee ................................................15

         7.3.         By Both Parties ............................................17

         7.4.         Disclaimer .................................................17

ARTICLE VIII     MISCELLANEOUS ...................................................17

                                                     PRIVILEGED AND CONFIDENTIAL

                                TABLE OF CONTENTS
                                   (continued)

                                                                                 Page
                                                                                 ----
         8.1.         Confidentiality ............................................17

         8.2.         Licensee Identification on Covered Terminal Units ..........17

         8.3.         Headings ...................................................17

         8.4.         Audit ......................................................17

         8.5.         Governing Law/Venue ........................................18

         8.6.         Entire Agreement/Amendment .................................18

         8.7.         Acquisition of Licensee ....................................19

         8.8.         Affiliate Performance ......................................19

         8.9.         Waivers ....................................................19

         8.10.        Survival ...................................................19

         8.11.        Severability ...............................................20

         8.12.        No Set Off .................................................20

         8.13.        Licensee Rights ............................................20

         8.14.        Notices ....................................................20

         8.15.        Limitation .................................................20

         8.16.        Personal Agreement .........................................21

         8.17.        Counterparts ...............................................21

         8.18.        Limitation of Liability ....................................21

ARTICLE IX       RELEASE .........................................................21

                                                     PRIVILEGED AND CONFIDENTIAL

                            PATENT LICENSE AGREEMENT

     THIS IS A PATENT LICENSE AGREEMENT (the "Agreement"), dated January 1, 2003, by and between InterDigital Technology Corporation ("ITC"), a Delaware corporation having a mailing address of 300 Delaware Avenue, Suite 527, Wilmington, DE 19801, and Ericsson Inc., a Delaware corporation, having a mailing address of 6300 Legacy Drive, Plano, TX 75024, and Telefonaktiebolaget LM Ericsson, a Swedish corporation, having a mailing address of SE-126 25 Stockholm, Sweden, (individually and together, "Licensee").

                                   BACKGROUND

     ITC owns and has the right to license the ITC Patents (as defined below).

     ITC, InterDigital and Ericsson Inc. are parties to a lawsuit (the "Lawsuit") concerning the validity of certain of the ITC Patents and the alleged infringement of those patents by Licensee's sales of Covered Products (as defined below).

     The parties entered into a settlement of the Lawsuit in connection with the execution of this Agreement which provides, among other things, that ITC will grant Licensee and its Affiliates a non-exclusive, worldwide royalty-bearing license under the ITC Patents for Covered Products on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     "Affiliate" means a corporation or other legal entity of which more than fifty percent (50%) of the voting stock is owned or effective control is held, directly or indirectly, by Licensee or ITC, as the case may be. As used herein, "effective control" shall mean that Licensee, (i) while holding less than a majority of the voting stock or ownership of the entity, holds at or near the maximum amount of equity ownership permitted by law (unless a lesser amount is agreed to by ITC) and (ii) Licensee controls the operation and/or management of the entity by (a) a majority control of the Board of Directors or equivalent body, or (b) through substantial control of key technology. Such corporation or other entity shall be considered an Affiliate of Licensee or ITC, as the case may be, only so long as the requisite ownership of the voting stock or effective control exists. For the purposes of this Agreement, based on the corporate structures as of the Effective Date, (i) InterDigital shall not be considered an Affiliate of ITC, and (ii) Sony Ericsson Mobile Communications AB shall not be considered an Affiliate of Licensee.

     "Acquired Business" has the meaning ascribed to it by Section 3.4 hereof.

     "Acquisition Date" has the meaning ascribed to it by Section 3.4 hereof.

     "CDMA2000" means a family of IMT-2000 standards, as amended from time to time, being developed by the 3GPP2, which standards evolved from narrow band CDMA technologies (e.g., TIA/EIA 95 and cdmaOne) and, include without limitation CDMA2000 1X, CDMA 1X EV-DO, CDMA-2000 1X EV-DV and CDMA2000 3X.

                                                     PRIVILEGED AND CONFIDENTIAL

     "Code Division Multiple Access" or "CDMA" means a method of digital spread spectrum technology wireless transmission that allows a large number of users to share access to a single radio channel by assigning unique code sequences to each user thus permitting multiple simultaneous radio transmissions on the same radio channel or frequencies.

     "Combi-Units" means a Subscriber Unit that has substantial functionality unrelated to voice and data communications such as: (a) a computer, or a fully featured PDA, or (b) a handset-like device, but with one or more of the following integrated functionalities: (i) an enhanced display (more than 4,000 colors), (ii) some meaningful PIM (personal information management) functionality, (iii) enhanced multimedia capability which may include a camera and/or, an ability to do video and audio streaming (real player), and/or the ability to play music, (iv) memory stick or similar high function memory transfer device and/or (v) enhanced wireless non-infrared connectivity (such as 802.11, ILink, fire wire/IEEE1394). For example, the Sony Ericsson P-800 would be a Combi-Unit but a T68i would not since the T68i has an external camera, sold separately.

     "Covered Infrastructure Units" means Infrastructure Units designed or adapted to operate in accordance with one or more of the Covered Standards.

     "Covered Products" means Covered Terminal Units and Covered Infrastructure Units.

     "Covered Standards" means the following recognized digital cellular standards or other digital cellular specifications for digital cellular TDMA-based communications systems describing the air interface between infrastructure equipment and terminal units: TIA/EIA 54/136, GSM, GPRS, EDGE, PDC, PHS, and with respect to Covered Terminal Units additionally all other TDMA standards, as amended or enhanced from time to time (including TDMA based 2.5G, TDMA based 2.75G, TDMA based 2.8G, etc., but not Third Generation (other than
EDGE)); provided, that in no event shall "Covered Standards" be construed to include any Excluded Standard.

     "Covered Terminal Units" means Subscriber Units and End-User Devices designed to operate in accordance with one or more Covered Standards. Covered Terminal Units excludes Multi-Mode Products.

     "Dispute" means any dispute, claim, or controversy arising out of or relating to this Agreement.

     "Dollar," "dollar" or "$" shall mean United States Dollar.

     "EDGE" means the "Enhanced Data rates for GSM Evolution" standard, as amended from time to time.

     "Effective Date" means January 1, 2003.

     "End-User Devices" means fully integrated wireless communications devices (including software) designed for use by an end user in combination with another device but without significant further physical integration into such device being serviced by such integrated wireless communications device and providing complete wireless communication capability under the applicable Covered Standard. An example of an End-User Device is a PCMCIA card (which may include an antenna) for simple insertion (generally by the end user) into a laptop computer to provide wireless communication capability.

     "Ericsson Family" means Ericsson Inc., Telefonaktiebolaget LM Ericsson, each of their Affiliates, and the corporations or other legal entities of which more than fifty percent (50%) of the voting

                                                     PRIVILEGED AND CONFIDENTIAL

stock is owned or control is held, directly or indirectly, by Ericsson Inc. or Telefonaktiebolaget LM Ericsson.

     "Ericsson Mobile Platform" shall mean a substantial comprehensive design solution for a Covered Terminal Unit, which solution includes only software development tools, test environments, type approval support, reference designs, related software and firmware, and/or ASIC specifications. Such solutions may be sold or licensed to third parties for their production or inclusion in Covered Terminal Units.

     "Ericsson Patents" means the following patents to the extent owned or controlled by Ericsson or any of their Affiliates all patents (including utility models and excluding design patents) issued and issuing on patent applications entitled to an effective filing date prior to January 1, 2006. The term "Ericsson Patents" shall also include any patent reissuing on any of the aforesaid patents or patent applications. For the avoidance of doubt, if Ericsson is acquired by or merged into a third party, the Ericsson Patents shall exclude any patents not owned or controlled by Ericsson immediately prior to such acquisition or merger.

     "Excluded Standards" shall mean DECT, TETRA, CDMA-based 2G, CDMA-based 2.5G, CDMA-based 2.75G, CDMA-based 2.8G, etc. standards (including without limitation TIA/EIA95) and Third Generation (including without limitation WCDMA and CDMA2000) other than EDGE, and future standards (e.g., 4G), in each case as amended from time to time. For the avoidance of doubt, a product shall not be considered to operate in whole or in part in accordance with an Excluded Standard solely on the basis that such product supports a service or feature of an Excluded Standard (e.g. 384 kps on the downlink as specified in the Third Generation standard) if such product (i) operates in accordance with a Covered Standard, (ii) achieves the feature or service by operation in accordance with a Covered Standard and not by operation in accordance with the air interface protocol of an Excluded Standard, (iii) is not advertised, sold or substantially designed as a Third Generation Product and (iv) does not operate on a frequency spectrum that operates in accordance with an Excluded Standard.

     "GPRS" means the standard developed for digital cellular networks (GSM, DCS, PCS) promulgated by the European Telecommunications Standards Institute, as amended from time to time, which utilizes a packet radio principle and can be used for carrying end users' packet data protocol (such as IP and X.25) information from/to GPRS terminals to/from other GPRS terminals and/or external packet data networks technology.

     "GSM" means the compatibility standard developed for the 900 MHZ PanEuropean digital TDMA cellular mobile radio communication system, promulgated by the European Telecommunications Standards Institute, as amended from time to time, or the compatibility standard developed for PCS based on GSM but intended for use in the 850 MHZ, 1.8 GHz and 1.9 GHz bandwidths ("DCS 1800-1900"), as amended from time to time.

     "InterDigital" means InterDigital Communications Corporation, having an office at 781 Third Avenue, King of Prussia, PA 19406.

     "Infrastructure Units" shall mean wireless network equipment including but not limited to mobile switching centers, base station controllers, base stations, positioning node equipment and operation and maintenance equipment.

     "ITC Patents" means the following to the extent owned or controlled by ITC, InterDigital or any of their Affiliates: all patents (including utility models and excluding design patents) issued and issuing on patent applications entitled to an effective filing date prior to January 1, 2007, if and for so long as

                                                     PRIVILEGED AND CONFIDENTIAL

ITC, InterDigital or any of their Affiliates now has or hereafter obtains the right to grant licenses to such patents or patent applications of (or within) the scope granted to Licensee herein without such grant or Licensee's exercise of rights thereunder resulting in the payment of royalties or other consideration by ITC or its Affiliates to any third party. The term "ITC Patents" shall also include any patent reissuing on any of the aforesaid patents or patent applications.

     "Joint Venture" means Sony Ericsson Mobile Communications AB.

     "Knock-Down Unit" means a substantially complete Covered Terminal Unit Sold to a third party in a partially or assembled form for final manufacturing, packaging, sale and distribution to meet the local manufacturing requirements of a particular country.

     "Module" means a fully integrated wireless communications product, including required ASICS, software and/or firmware, that is designed to operate in accordance with an applicable Covered Standard and which is sold to a third party for physical integration into other devices such as handsets, vending machines, computers, laptop computers, sensing/telemetry applications, motor vehicles and fixed wireless telephone systems. An example of a Module is the GM-28 produced by Licensee.

     "Multi-Mode Product" means a dual or Multi-Mode Terminal Unit operating in accordance with both one or more Covered Standards and one or more Excluded Standards (e.g., a handset with GSM and 3G capabilities).

     "Payment" means monies for license fees, royalties and or other amounts owed to ITC pursuant to this Agreement.

     "PDC" means the RCR STD 27 compatibility standard developed in Japan known as PDC or Personal Digital Cellular or Pan Asian Digital Cellular for TDMA digital wireless mobile radio communication systems, as amended from time to time.

     "PHS" means the RCR STD 28 compatibility standard developed in Japan and known as the Personal Handyphone Standard, as amended from time to time.

     "Sale," "Sell," and "Sold" refer to the first sale, lease or other disposition made by Licensee or a Licensee Affiliate on an arms-length basis to any party that is not an Affiliate of Licensee.

     "Subscriber Unit" means a radiotelephone, or a device with radiotelephone capabilities (e.g. Personal Digital Assistant) whether fixed, mobile, transportable, vehicular, portable or hand-held (or a Module therefore). Subscriber Units shall include Modules, Combi-Units and Knock-Down Units.

     "TDMA" means time division multiple access.

     "Term" shall have the meaning ascribed to it by Article V of this Agreement.

     "Terminal Unit" shall mean an End User Device or Subscriber Unit that may or may not operate in accordance with a Covered Standard.

     "TETRA" means the standard for trunked radio systems promulgated by the European Telecommunications Standards Institute, as amended from time to time.

     "Third Generation" means any TDMA- or CDMA-based digital cellular mobile radio telecommunication standards generally considered by the industry to be the "third generation", whether

                                                     PRIVILEGED AND CONFIDENTIAL

adopted by any recognized standardizing body or promoted by major telecommunications operators as de facto standards, but excluding any standard designated herein as a Covered Standard. Examples of current Third Generation standards under development, or related standardization efforts, are the International Telecommunications Union - Radio efforts under the label IMT-2000, the specifications being developed under the Third Generation Partnership Projects (3GPP and 3GPP2), and comparable or related standards adopted by ARIB, ETSI, TTA, TIA, T1P1, CWTS, as well as other recognized standards development organizations.

     "TIA/EIA 54/136" means the Cellular Dual Mode Mobile Station-Base Station Compatibility Standards promulgated by the Electronics Industry Association and the Telecommunications Industry Association, as amended from time to time, and improved to include, among other things, a digital control channel, and formerly known as IS-54 and IS-136.

     "TIA/EIA 95," formerly known as "IS-95," means the Mobile Station-Base Station Compatibility Standard for Dual-Mode Wideband Spread-Spectrum Cellular Systems, as administered by the Telecommunications Industry Association and as amended from time to time, including without limitation TIA/EIA 95A and TIA/EIA 95B.

     "Transferee" has the meaning ascribed to it by Section 8.16(a) hereof.

     "Transferred Business" has the meaning ascribed to it by Section 8.16(a) hereof.

     "Unlicensed Sales" means sales of Covered Products without (or outside of the scope of) a license granted by ITC.

     "Wideband CDMA" or "WCDMA" means a version of CDMA technology optimized for high speed packet-switched data and high-capacity circuit switched capabilities.

     "Wideband" refers to a communications channel with a user data rate higher than a voice-grade channel; usually 64kpbs to 2mbps.

                                   ARTICLE II

                                  LICENSE GRANT

     2.1. Grant. ITC hereby grants, and shall cause its Affiliates to grant, to Licensee and Licensee's Affiliates a perpetual, non-exclusive, worldwide, royalty-bearing license under the ITC Patents: (i) to design, use, lease, make, have made, import, sell, and otherwise transfer Covered Products, including the right to procure or produce components therefor, (ii) to practice a method or process involved in the manufacture thereof, and (iii) to practice any method or process involved in the use thereof.

     2.2. Limitations on License Grant. The license granted hereunder excludes the right to grant sublicenses and, except as expressly set forth in this Agreement, the right to assign or otherwise transfer this Agreement or the license granted hereunder.

          (a) The license granted hereunder shall not include, by implication or otherwise, any license for (i) any product other than Covered Products, (ii) any Multi-Mode Product, or (iii) any ASICs, software, reference designs, or other components except when used solely as a part and within the Covered Products sold by Licensee and its Affiliates or as spare parts and enhancements therefor.

                                                     PRIVILEGED AND CONFIDENTIAL

          (b) The license granted in this Agreement shall extend to the Affiliates of Licensee existing as of March 10, 2003. Licensee shall notify ITC of entities that become Licensee Affiliates who engage in the lease, manufacture, having made, sale or transfer of Covered Products during the Term, in each case within the calendar quarter following the event giving rise to the notice obligation. The provisions of Section 3.4 shall apply to entities that become Licensee Affiliates during the Term, and the provisions of Section 8.16 shall apply to entities that cease to be Licensee Affiliates during the Term to the extent relevant. Licensee represents that Attachment A to this Agreement lists all of Licensee's Affiliates as of the Effective Date and as of the execution date of this Agreement.

          (c) Licensee hereby guarantees the full and prompt remittance of all Payments and other amounts owed to ITC by Licensee and all Licensee Affiliates pursuant to this Agreement, and each Licensee Affiliate's compliance with the terms and conditions of this Agreement (including without limitation the obligations imposed on such Affiliates by Sections 3.4 and 8.16 hereof).

          (d) Only to the extent necessary to effectuate Licensee's or its Affiliates use of its "have made" rights granted under Section 2.1 hereto, Licensee or a Licensee Affiliate shall be authorized to grant sublicenses under this Agreement to third parties operating under such "have made" right. Such sublicense shall have the strictly limited purpose of effectuating that "have made" grant, shall not authorize any activity beyond the "have made" activity, shall be subject to the relevant terms of this Agreement, and shall not affect the consideration required hereunder (which shall remain the responsibility of Licensee and its Affiliates.)

          (e) Licensee's or a Licensee Affiliate's Sale of any item of Covered Product shall not convey any licenses or other rights to Covered Products made by a third party for use in conjunction with Licensee's or the Licensee Affiliate's Covered Products or otherwise except as provided in Section 2.2(c).

                                   ARTICLE III

                             PAYMENTS/PAYMENT TERMS

     3.1. Prior Sales.

          (a) In partial consideration for the Release set forth in Article IX, for past sales of Covered Products on or before December 31, 2001, Licensee shall compensate ITC as follows:

               (i) a nonrefundable payment of [**] Dollars ($[**]), such amount to be payable as follows: [**].

               (ii) Subject to the exercise by InterDigital of the option to enter into a Reference Design License and Support Agreement pursuant the Memorandum of Understanding between Ericsson Mobile Platforms and InterDigital dated March 10, 2003, [**] Dollars ($[**]) of value through the waiving of an Initial Fee, as further discussed in such Memorandum of Understanding. The parties acknowledge and agree that it shall not be considered a "failure of consideration" under this Agreement if InterDigital fails to achieve full value from the waiver contemplated by this Section 3.1(b)(ii) without regard to whether it exercises the option contemplated by the Memorandum of Understanding.

----------
[**] Material has been omitted and filed separately with the Commission.

                                                     PRIVILEGED AND CONFIDENTIAL

          (b) In further consideration for the Release set forth in Article IX, for past sales of Covered Products during the year 2002, Licensee shall pay ITC, on or before [**], a nonrefundable payment of [**] Dollars ($[**]).

     3.2. Covered Infrastructure Units License Fees. In consideration for the license granted herein with respect to Covered Infrastructure Units, Licensee shall pay to ITC the following non-refundable annual license fees:

                                                                     License Fee
                                                                     -----------
2003 .............................................................    $6,000,000
2004 .............................................................    $6,000,000
2005 .............................................................    $6,000,000
2006 .............................................................    $6,000,000

     Licensee shall pay the Six Million Dollar ($6,000,000) fee for 2003 on or before February 15, 2004. For each of the calendar years 2004 through 2006, the Six Million Dollar ($6,000,000) license fee for each year shall be paid in four equal installments of One Million Five Hundred Thousand Dollars ($1,500,000) within forty-five (45) days after the end of each calendar quarter commencing with the first quarter of 2004.

     Licensee's obligation to pay the license fees established by this Section
3.2 shall be absolute, and shall not be subject to reduction or offset for any reason, including without limitation the disposal by Licensee or any Licensee Affiliate of any portion of the business to which this Agreement relates. Unless this Agreement is sooner terminated, the license granted to Licensee under the ITC Patents with respect to Covered Infrastructure Units as set forth (and limited) under Article II shall be deemed fully paid up as of January 1, 2007 based on Licensee's remittance of all cash payments accruing under this Agreement.

     3.3. Covered Terminal Unit Royalties.

          (a) In the event Licensee or a Licensee Affiliate:

               (i) acquires an entity, or a business or assets of an entity engaged or which becomes engaged in the manufacture, distribution or sale of Covered Terminal Units; or

               (ii) otherwise engages in the manufacture, distribution or Sale of Covered Terminal Units;

then Licensee shall pay Royalties on each Sale of a Covered Terminal Unit in accordance with, and its Covered Terminal Units business shall be governed by, the provisions of Article III, Section 8.14 of that certain Terminal Unit License Agreement between ITC and Joint Venture of even date herewith (the "JV Agreement") in addition to the terms of this Agreement. In addition, the definitions in the JV Agreement applicable to Article III and Section 8.14 of the JV Agreement shall apply when applying those provisions in accordance with this Section 3.3(a).

     3.4. New Affiliates/Acquired Businesses. The provisions of this Section 3.4 shall apply if, after the Effective Date, Licensee or any other Licensee
Affiliate: (i) acquires or acquires effective control of a new Affiliate, or a business or assets of an entity that is not then-currently an Affiliate, involved in the manufacturing, distribution or sale of Covered Infrastructure Units; or (ii) forms a new Affiliate or enters into a new Affiliate with a third party, involved in the manufacture, distribution or sale of Covered

----------
[**] Material has been omitted and filed separately with the Commission.

                                                     PRIVILEGED AND CONFIDENTIAL

Infrastructure Units, the effect of which is to increase Licensee's manufacture or sales capacity of Covered Infrastructure Units ((i) and (ii) each, respectively, an "Acquired Business").

          (a) In such event, with respect to Sales from and after the date of acquisition "Acquisition Date," the Six Million Dollar ($6,000,000) annual license fee set forth in Section 3.2 (or the then effective annual license fee, if the annual fee had been increased pursuant to this Agreement) shall be increased according to [**].

          (b) If, and to the extent, the Acquired Business, prior to the Acquisition Date, held a license granted by ITC, the Acquired Business' then-existing agreement shall continue to apply as to products or standards other than Covered Infrastructure Units and this Agreement shall apply as to Covered Infrastructure Units.

          (c) If and to the extent the Acquired Business, prior to the Acquisition Date, made Unlicensed Sales of Covered Infrastructure Units, and Licensee or any Licensee Affiliate, [**].

          (d) Any formation of an Affiliate as a result of restructuring of Licensee's or Licensee's Affiliate's businesses not involving third parties shall be exempt from any of the provisions of this Section 3.4.

     3.5. Payment; Currency Conversion. Payments made pursuant to this Article III shall be made by wire transfer in Dollars to the following account or such other account as ITC may specify by written notice:

          [**]

     Dollar denominated sales shall be reported as transacted. Other currency denominated sales shall be reported based on the mathematical average foreign currency/$U.S. conversion rate applicable during the period over which sales are being reported, using the currency exchange rates given in the Wall Street Journal - Currency Trading, Exchange Rates section or other source as the parties may agree in writing or an exchange of writings.

     3.6. Taxes. Licensee shall be responsible for all income, withholding taxes and other taxes associated with Payments imposed by any jurisdiction other than the United States and its political subdivisions, so long as ITC remains domiciled in the United States. All Payments paid under this Agreement shall be "grossed up" as required to meet Licensee's obligations under this Section 3.6 so that the net amount actually paid to ITC is equal to the Payments calculated in accordance with this Agreement. If any such tax is required by the relevant government, Licensee will furnish ITC with appropriate documentation evidencing the payment of such tax as assessed by the appropriate authority of such government.

     3.7. Mutual Acknowledgements. Both parties acknowledge that:

          (a) All Payments made pursuant to this Article III, Article VI and
Article VIII shall be nonrefundable.

          (b) The parties have agreed to the Payments specified in this Agreement as a matter of mutual convenience to the parties, regardless of which of the ITC Patents may be involved.

----------
[**] Material has been omitted and filed separately with the Commission.

                                                     PRIVILEGED AND CONFIDENTIAL

          (c) In the event of a bankruptcy or similar insolvency proceeding filed by or against either Party: (i) Licensee's and Licensee's Affiliates' continued rights under the licenses granted herein would convey substantial financial and other benefits to Licensee, its Affiliates and their respective businesses and creditors such that the Payments accruing hereunder would constitute an Administrative Claim under 11 U.S.C. Sections 503(b) and 507 or comparable non-U.S. provision; (ii) this Agreement shall be deemed to be an executory contract under 11 U.S.C. Section 365 or comparable non-U.S. provision because, inter alia, there remain substantial mutual obligations to be performed by the parties hereto; and (iii) this Agreement shall not be assumable under 11 U.S.C. Section 365(c)(1) (or comparable non-U.S. provision) without ITC's consent.

          (d) [**]

                                   ARTICLE IV

                              PASS-THROUGH LICENSE

     Provided that this Agreement is not terminated at the time of Sale, Licensee's and Licensee's Affiliates' customers will receive a pass-through license for any such Sale (including lease) and use of Covered Products, provided that such pass-through license shall not limit causes of action, claims or remedies ITC may have hereunder against Licensee or Licensee's Affiliates, for Licensee's or Licensee's Affiliates breach of this Agreement.

                                    ARTICLE V

                                TERM/TERMINATION

     5.1. Term. The Term of this Agreement shall be deemed to have commenced on January 1, 2003 and, unless earlier terminated in accordance with this Article V, shall terminate upon the expiration of the last-to-expire ITC Patent.

     5.2. Termination for Default. This Agreement may be terminated by either party with written notice, following thirty (30) days written notice of material breach, provided, however, that in the case of a Dispute not involving failure to make payments under Sections 3.1(a)(i), 3.1(b) and 3.2 the provisions of
Article VI will take precedence. Such termination will take effect at the end of the notice period if the other party is in material breach of any of its material obligations hereunder and fails to remedy the breach within the notice period. Without limiting the foregoing, Licensee shall be in material breach of this Agreement if (i) Licensee or any Licensee Affiliate fails to comply with its reporting and Payment obligations hereunder, (ii) Licensee, any Licensee Affiliate or any trustee in bankruptcy, receiver or other successor-in-interest to Licensee or any Licensee Affiliate attempts to recover any Payments previously made (including without limitation on the theory that such Payment was a preference under 11 U.S.C. Section 547 or otherwise), or (iii) Licensee or its successor-in-interest rejects this Agreement or fails, within sixty (60) days of the filing of any voluntary or involuntary petition in bankruptcy by or against Licensee under Section 365 of the U.S. Bankruptcy Code or any comparable non-U.S. provision, to assume this Agreement. In the event of the occurrence of
(ii) or (iii), ITC shall be entitled to immediately terminate this Agreement without notice. In the event of termination of this Agreement by ITC, all Payments specified by Sections 3.1 and 3.2 of this Agreement and all other Payments accruing hereunder shall become immediately due and payable, and Licensee shall pay all such amounts in full within thirty (30) days of the effective date of ITC's notice of termination.

----------
[**] Material has been omitted and filed separately with the Commission.

                                                     PRIVILEGED AND CONFIDENTIAL

     5.3. Other Termination Rights.

          (a) If, during the Term, Licensee or one or more of its Affiliates institutes or actively participates as an adverse party in, or otherwise provides material support to, any legal action anywhere in the world, the purpose of which is to invalidate or limit the validity, scope or enforceability of any of the ITC Patent Claims which reads on Covered Standards, and fails within thirty (30) days of discovery or being notified of the same to terminate or cause the termination of such legal action or fails within sixty (60) days of discovery or being notified of the same to otherwise cure all of the adverse effects of Licensee's or the Licensee's Affiliate's activities as described above, ITC shall have the right to terminate this Agreement upon written notice without first having to pursue the Dispute resolution procedures set forth in
Article VI. This Section 5.3 shall not prevent Licensee or its Affiliates from providing truthful testimony or documents pursuant to a court order; provided, that Licensee shall first provide ITC with notice of any request for such testimony or documents and of any such court order and opportunity to oppose the participation of Licensee or its Affiliates and/or seek confidential treatment for the same.

          Notwithstanding the provisions above, ITC shall have no right to terminate this Agreement pursuant to this Section 5.3 with regard to any legal action initiated prior to the execution date of this Agreement in which Licensee or its Affiliates participated, directly or indirectly, provided, that, if such action is continuing, Licensee and its affiliates promptly withdraw from such proceeding, discontinue any direct or indirect participation therein, and provide reasonable assistance to ITC in dealing with any adverse material effects resulting from such, to the extent permitted by law. In no event shall anything in this Agreement be construed to impose liability on Licensee for any damages which may result from Licensee's participation in such legal actions prior to the execution date of this Agreement.

          (b) This Agreement shall terminate automatically without action by either party if, pursuant to the U.S. Bankruptcy Code (or comparable non-U.S.
law), Licensee as debtor-in-possession or any trustee in bankruptcy or other successor-in-interest to Licensee rejects this Agreement pursuant to 11 U.S.C.
Section 365 (or comparable non-U.S. law).

                                   ARTICLE VI

                               DISPUTE RESOLUTION

     6.1. Agreement to Dispute Resolution Procedures. Any Dispute shall be resolved in accordance with the procedures specified in this Article VI, which shall be the sole and exclusive procedures for the resolution of any such Disputes. Notwithstanding the foregoing, except as the parties may agree in writing, neither party shall be compelled to submit to negotiation, mediation or arbitration under this Article VI any dispute or other matter relating to Licensee's alleged infringement of ITC's Third Generation patents.

     6.2. Good Faith Negotiations. In the event of any Dispute, the parties shall first attempt in good faith to resolve such Dispute promptly by negotiation between senior level representatives who have authority to settle the Dispute. Any party may give the other party written notice of any Dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and the response shall each include (a) a statement of the party's position and a general summary of arguments supporting that position, and (b) the name and title of the person(s) who will represent that party in the negotiations. Within 30 days after delivery of the notice of Dispute, the representatives of the parties shall meet in Washington, D.C., or some other mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored; however, no party is required to provide confidential, trade secret,

                                                     PRIVILEGED AND CONFIDENTIAL

proprietary, or privileged information excepting information that is required to be provided pursuant to this Agreement. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If a party refuses to negotiate as provided herein, then any other party may immediately initiate arbitration as provided in Article VI.

     6.3. Mediation of Disputes. If any Dispute has not been resolved by negotiation as set out above within 90 days of delivery of the notice of Dispute, or if the parties failed to meet within 30 days of delivery of the notice of Dispute, the parties shall endeavor to settle the Dispute by good faith mediation. Upon the expiration of the negotiating period, any party may give written notice of mediation. The parties shall attempt to agree upon a qualified, neutral individual who shall serve as mediator. If the parties fail to agree upon a mediator within 15 days of delivery of the notice of mediation, the mediator will be appointed by the American Arbitration Association from its roster of neutral mediators. The mediation shall occur in Washington, D.C. within 30 days after appointment of a mediator, or at such other time and place as the parties may agree. Any Dispute which remains unresolved 60 days after appointment of a mediator shall be settled by arbitration in accordance with
Section 6.4 of this agreement. If a party refuses to participate in the mediation process as provided herein, any other party may immediately initiate arbitration as provided in Section 6.4. The parties shall bear the cost of the mediation equally between them. Each party shall be responsible for its own attorneys' fees relating to the mediation. Other than with respect to its occurrence or the failure to occur, the mediation is in all respects confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. The mediator may not serve as an arbitrator in any subsequent arbitration proceedings concerning the Dispute.

     6.4. Arbitration of Disputes. If any Dispute has not been resolved by the non-binding procedures set forth in Sections 6.2 and 6.3 within the time periods provided for therein, either party may submit the Dispute to arbitration administered by the American Arbitration Association ("AAA") under its then current ICDR International Arbitration Rules ("AAA International Rules"), and as set forth in this Article. The arbitration proceeding shall take place in London, UK, in English, before a panel of three (3) arbitrators, all of whom shall be admitted to practice law in at least one jurisdiction in the United States, and at least one of whom shall have substantial experience in the field of patent licenses. The arbitration shall be commenced and conducted as follows:

          (a) Three arbitrators, appointed in accordance with the AAA International Rules, shall hear the Dispute. Any person who (or whose spouse) is or has been an employee, officer, director, partner, legal counsel, consultant to or agent of ITC, IDC or Licensee or any of their respective Affiliates shall be deemed to be partial and to have a conflict of interest and may not be appointed an arbitrator. Should an arbitrator die, resign, refuse to act, or become incapable of performing his or her functions as an arbitrator, the AAA may declare a vacancy on the Arbitral Tribunal. The vacancy shall be filled by the method by which that arbitrator was originally appointed.

          (b) The parties shall request that the arbitrators conduct the arbitration proceeding in an expedited fashion in order to complete the proceeding within one (1) year of the date upon which the arbitration was initiated under the AAA Institutional Rules. The parties shall use their best efforts to cooperate with the arbitrators to complete the proceeding within such one (1) year period. However, the Arbitral Tribunal may extend this period for good cause shown.

          (c) The arbitration proceedings shall be governed by this Agreement, the AAA International Rules, and by the procedural arbitration law of the site of the arbitration, and by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards. The Arbitral Tribunal shall determine the matters at issue in the Dispute in accordance with the substantive law of the

                                                     PRIVILEGED AND CONFIDENTIAL

State of New York and U.S. Federal patent law, without regard to conflicts of law principles. The Arbitral Tribunal shall decide the issues submitted as arbitrators at law only and shall base its award, and any interim awards, upon the terms of this Agreement and U.S. Federal patent law and the laws of the State of New York. The Arbitral Tribunal is not empowered to and shall not act as amiable compositeur or ex aequo et bono.

          (d) The Arbitral Tribunal shall take into account applicable principles of legal privilege and related protections, such as those involving the confidentiality of communications between a lawyer and a client and the work product of a lawyer, and no party or witness may be required to waive any privilege recognized at law. The Arbitral Tribunal shall issue orders as reasonably necessary to protect the confidentiality of proprietary information, trade secrets, and other sensitive information disclosed.

          (e) Pursuant to a schedule to be established by the Arbitral Tribunal, the parties shall exchange those documents upon which the producing party may rely in support of any claim or defense. The parties may further exchange documents in response to written requests for disclosure of non-privileged documents directly relevant to the determination of the issues presented for determination by the Arbitral Tribunal. Any dispute regarding such requests for disclosure or the adequacy of any party's disclosures shall be determined by the Arbitral Tribunal consistent with the expedited nature of arbitration.

          (f) Escrow. In the event of a Dispute, the party alleged to owe any amount due under this Agreement ("Depositor") shall deposit into an interest bearing account with a mutually agreed to independent escrow agent (appointed by the Arbitration Panel in the event of a failure to agree), an amount equal to [**] percent ([**]%) of the amount in dispute. The party requesting an escrow ("Claimant") shall make a showing to the Arbitration Tribunal that there are facts to support the claimed amount. The deposit of any escrow monies shall be made within thirty (30) days from such date that the Arbitral Tribunal has declared that the Arbitration proceedings have commenced. Notwithstanding the above, any amounts payable under this Agreement which are not disputed shall be paid to the party to which they are owed and not escrowed pending resolution of the arbitration proceedings. The escrow agent shall be empowered to release any or all monies, including accrued interest, from the escrow account:

               (i) to the Claimant only to the extent determined by a decision made by the Arbitral Tribunal, and

               (ii) to the Depositor any amount remaining upon resolution of all of the Claimants' claims; or

               (iii) as agreed to in writing and signed by each party.

     The parties shall share the cost of the escrow agent equally.

          (g) Awards. All awards shall be in writing and shall state the reasoning upon which the award rests. Any award shall be made and signed by at least a majority of the arbitrators. The Arbitral Tribunal is expressly empowered to grant any remedy or relief available under the law, including but not limited to specific performance of this contract or matters arising out of or in connection therewith and injunctive relief against the unlicensed sale of Covered Products. Judgment on the award may be entered in any court of competent jurisdiction. Any judgment or order of specific performance shall be enforceable, without opposition in any country. Both parties shall bear equally the cost of the arbitration (exclusive of legal fees and expenses, all of which each party shall bear separately). Any monetary award

----------
[**] Material has been omitted and filed separately with the Commission.

                                                     PRIVILEGED AND CONFIDENTIAL

shall be payable in United States dollars, free of any tax or other deduction. Any determination of the arbitration shall be binding solely on the parties hereto. All Awards shall be paid within ten (10) days of such Award as to escrowed funds and within thirty (30) days of such Award as to non-escrowed amounts.

          (h) The failure or refusal of any party, having been given due notice thereof, to participate at any stage of the dispute resolution proceedings shall not prevent the proceedings from continuing, nor shall such failure or refusal impair the validity of the award or cause the award to be void or voidable, nor shall it be a basis for challenge of the validity or enforceability of the award or of the arbitration proceedings. If any party fails to fund the escrow or to timely pay an advance on fees and costs ordered by the Arbitral Tribunal or the AAA within thirty (30) days after the date set for such deposit, that party shall be deemed to be in default of the Arbitration. The Tribunal and/or the AAA shall then determine whether the funds on deposit for fees and costs are sufficient to satisfy the anticipated estimated expenses for the proceeding to continue on an expedited basis without the participation of the defaulting party. If so, the proceeding will continue without the participation of the defaulting party, and the Tribunal may enter an award on default. Prior to entering an award on default, the Tribunal shall require the non-defaulting party to produce such evidence and legal argument in support of its contentions as the Tribunal may deem appropriate. The Tribunal may receive such evidence and argument without the defaulting party's presence or participation. If the funds on deposit are deemed insufficient to satisfy the estimated costs of continuing as provided herein, the non-defaulting party may make all or part of the requested deposit in an amount sufficient to allow the proceeding to continue without the participation of the defaulting party. If the non-defaulting party chooses not to make the requested deposit, the Arbitral Tribunal may suspend or terminate the proceedings.

          (i) Unless the parties agree otherwise, the parties, the arbitrator(s), and the AAA shall treat the dispute resolution proceedings provided for herein, any related disclosures, and the decisions of the Arbitral Tribunal, as confidential, except in connection with judicial proceedings ancillary to the dispute resolution proceedings, such as a judicial challenge to, or enforcement of, the arbitral award, and unless otherwise required by law.

     6.5. Interim Measures from the Courts in Aid of Arbitration. At any time after submission of a written notice of a Dispute, any party may request a court of competent jurisdiction to grant interim measures of protection including without limitation temporary, preliminary, and injunctive relief: (a) to prevent the destruction of documents and other information or things related to the Dispute, or (b) to prevent the wasting or hiding of assets. Such injunctive relief shall be enforceable in any country and neither Licensee nor Licensee's Affiliates shall oppose such enforcement.

     6.6. Mandatory Procedures. The parties agree that any Dispute arising under this Agreement shall be resolved solely by means of the procedures set forth in this article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either party fails to observe the procedures of this article, as may be modified by their written agreement, the other party may bring an action for specific performance of these procedures in any court of competent jurisdiction. In the event Licensee fails to comply with an Arbitral award, ITC shall be entitled (notwithstanding the other provisions of this Agreement) to petition any court of competent jurisdiction for temporary, preliminary and permanent injunctions against the exercise of the licenses granted by this Agreement. Such injunctive relief shall be enforceable in any country, and neither Licensee nor any Licensee Affiliate shall oppose such enforcement.

     6.7. Performance to Continue. Licensee shall continue to perform its undisputed obligations under this Agreement pending final resolution of any Dispute arising out of or relating to this Agreement. Nothing in this article, including the requirements to mediate and arbitrate Disputes, shall relieve Licensee from its obligation to make undisputed Payments pursuant to Article III of this Agreement

                                                     PRIVILEGED AND CONFIDENTIAL

during the pendency of such proceedings, or delay ITC's right to terminate this Agreement in accordance with Section 5.2.

     6.8. Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in this Article VI are pending. The parties shall cooperate in taking any actions necessary to achieve this result.

     6.9. Relief From Stay. Licensee, in the event Licensee becomes the subject of a voluntary or involuntary petition in bankruptcy under the U.S. Bankruptcy Code or any other insolvency statute, or any foreign counterpart thereof, hereby consents to the applicable tribunal's grant of any ITC request of relief from any stays, automatic or otherwise, or other orders, laws or regulations that may limit ITC's rights to enforce the terms of this Agreement, including without limitation the right to terminate this Agreement pursuant to Article V of this Agreement for Licensee's breach. The parties agree that any Dispute under this Agreement would not be a core proceeding under 28 U.S.C. Section 157, because, inter alia, this Agreement was entered into prior to the commencement of any bankruptcy proceeding and not in contemplation thereof. Therefore, in the event a bankruptcy or similar insolvency proceeding is commenced by or against Licensee, Licensee will continue to support and use best efforts to ensure the arbitration of any Disputes arising under this Agreement as set forth herein.

                                   ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

     7.1. By ITC. ITC hereby represents and warrants that:

          (a) ITC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has authority to enter into this Agreement and perform its obligations hereunder. This Agreement constitutes a valid and binding agreement of ITC enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation by ITC of the transactions contemplated hereby, nor compliance by ITC with any of the provisions hereof, will (i) constitute a violation of or default under any contract, instrument, commitment, agreement, understanding, arrangement, or restriction of any kind to which ITC is a party, or by which ITC may be bound, or (ii) violate any rule, regulation, law, statute, ordinance, judgment, order, writ, injunction, or decree of any court, administrative agency, or governmental body applicable to ITC.

          (b) ITC has the right to license the ITC Patents. ITC represents that it has not, within the four (4) year period prior to the Effective Date, assigned, sold, or otherwise conveyed to any third party any patent or patent application. ITC makes no other representation or warranty with regard to the validity of the ITC Patents or Licensee's ability to design, develop, use, manufacture, have manufactured, market, distribute or sell Covered Products free of infringement of third party intellectual property rights. ITC shall have no obligation to maintain or prosecute ITC Patents.

          (c) ITC shall not make any claim against Licensee or its Affiliates of inducement to infringe or contributory infringement relating to any product or component produced by third parties where the manufacture or sale of such product or component may include technology provided by Licensee, or may have otherwise been facilitated by Licensee or its Affiliates. Such agreement not to assert claims shall be (i) personal to Licensee and its Affiliates, (ii) extend to only Covered Products that, had they been manufactured by Licensee or its Affiliates, would have been covered under the license granted herein, (iii) not convey any license or any other rights to such third party, and (iv) not prejudice or affect any infringement claim that ITC may have against such third party.

                                                     PRIVILEGED AND CONFIDENTIAL

          (d) ITC shall not make any claim against Licensee or its Affiliates for (i) direct infringement of the ITC Patents relating to the Sale or license of software for the Ericsson Mobile Platform, or (ii) inducement, indirect or contributory infringement of the ITC patents as regards a third party's use of the Ericsson Mobile Platform, in each case where such Ericsson Mobile Platform is used by a third party to produce Covered Terminal Units that, had they been manufactured or Sold by Licensee or its Affiliates hereunder, would have been licensed under this Agreement. This covenant not to assert shall be personal to Licensee and its Affiliates and shall not convey a license, express or implied, or any other rights to such third party or prejudice or affect any infringement claim that ITC may have against any third parties.

     7.2. By Licensee. Licensee hereby represents and warrants that:

          (a) Telefonaktiebolaget LM Ericsson is a corporation duly organized, validly existing, and in good standing under the laws of Sweden and Ericsson Inc. is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, U.S.A., and both have authority to enter into this Agreement and perform its obligations hereunder, and to cause its Affiliates to perform their respective obligations hereunder. This Agreement constitutes a valid and binding agreement of Licensee enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation by Licensee of the transactions contemplated hereby, nor compliance by Licensee with any of the provisions hereof, will (i) constitute a violation of or default under any contract, instrument, commitment, agreement, understanding, arrangement, or restriction of any kind to which Licensee is a party, or by which Licensee may be bound, or (ii) violate any rule, regulation, law, statute, ordinance, judgment, order, writ, injunction, or decree of any court, administrative agency, or governmental body applicable to Licensee.

          (b) Neither Licensee nor any other entity in the Ericsson Family directly or indirectly controls or owns more than fifty percent (50%) of the voting stock of the Joint Venture or any affiliate of the Joint Venture.

          (c) Telefonaktiebolaget LM Ericsson, effective October 1, 2001, transferred to the Joint Venture the Ericsson Family's Terminal Unit business.

          (d) No entity owns or controls or is under common control with Telefonaktiebolaget LM Ericsson.

          (e) Licensee shall not, and shall ensure that its Affiliates do not, assert Ericsson Patents against ITC, InterDigital or their affiliates for use, lease, design, manufacture, have manufactured, import, sell and otherwise transfer of non-voice-centric Covered Terminal Units such as PCMCIA cards, or Modules sold for physical integration into non-voice centric products. Such covenants to not assert shall be non-assignable, non-transferable and personal to ITC, InterDigital and their Affiliates and subject to the following conditions:

               (i) [**]

----------
[**] Material has been omitted and filed separately with the Commission.

                                                     PRIVILEGED AND CONFIDENTIAL

     7.3. By Both Parties.

          (a) Each party will take any and all actions necessary to ensure that this Agreement becomes applicable to Acquired Businesses pursuant to Section 3.4 hereof and becomes applicable to Transferees pursuant to Section 8.16.

          (b) Neither party shall present or submit this Agreement in whole or in part or any summary thereof, in any mediation, arbitration, or legal proceeding against the other party or its Affiliates relating to any product other than Covered Products.

     7.4. Disclaimer. THE WARRANTIES AND REMEDIES SET FORTH IN THIS AGREEMENT CONSTITUTE THE ONLY WARRANTIES WITH RESPECT TO THIS AGREEMENT AND THE SUBJECT MATTER HEREOF, AND THEY ARE IN LIEU OF ALL OTHER WARRANTIES WRITTEN OR ORAL, STATUTORY, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTY OF MERCHANTABILITY AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.1. Confidentiality. Unless otherwise required by law, court order or by the Court in connection with the Lawsuit, the parties shall maintain as strictly confidential this Agreement and any proprietary information disclosed under, or as a result of the negotiation or performance of, this Agreement, including without limitation the terms of this Agreement (including the exhibits hereto). Notwithstanding the foregoing, the parties agree that Licensee and ITC or InterDigital may (i) issue a press release regarding the execution of this Agreement, such press release to be reviewed and approved in advance by the other party, such approval not to be unreasonably withheld or delayed and (ii) respond to any questions relating to confidential aspects of this Agreement in a manner agreed upon by the Parties. For the avoidance of doubt, the forecasts and reports Licensee submits pursuant to Article III of this Agreement shall be deemed the proprietary information of Licensee. Notwithstanding the foregoing, the parties agree that Licensee and ITC or InterDigital may (i) disclose the contents or the principal terms of this Agreement in confidence to other licensees only to the extent required by most favored licensee clauses and to satisfy SEC, NASDAQ, London Exchange, Stockholm Stock Exchange or other statutory, regulatory or administrative requirements, or to comply with a court order, or in mediation or arbitration between the parties pursuant to Article VI herein, and (ii) disclose any other information necessary to satisfy SEC, NASDAQ, London Exchange, Stockholm Stock Exchange or other statutory, regulatory or administrative requirements, to comply with a court order, or in mediation or arbitration between the parties. Disclosures pursuant to subsection (ii) of this
Section 8.1 shall be subject to the other party's advance review and comment, which comments shall not be unreasonably withheld or delayed.

     8.2. Licensee Identification on Covered Terminal Units. If Licensee begins marking Covered Terminal Units for other patent holders, Licensee shall, and shall cause its Affiliates to, affix on all products, packaging or instructions (or if practicable, the product itself) a label indicating that the products are manufactured or sold under license from ITC. ITC may designate certain ITC Patents for inclusion on such label.

     8.3. Headings. The headings of the several Articles and Sections are inserted for convenience of reference only and are not intended to be part of or affect the meaning or interpretation of this Agreement.

                                                     PRIVILEGED AND CONFIDENTIAL

     8.4. Audit. Licensee shall (and shall cause its Affiliates to) keep books and records adequate to accurately determine the Payments under this Agreement, and retain such books and records for at least three (3) years after the delivery of the Royalty report to which they relate. ITC shall have the right, no more than once per calendar year, to have an independent certified public accountant inspect all relevant books and records of Licensee and its Affiliates on thirty (30) days' prior notice and during regular business hours to verify the reports and Payments required to be made hereunder. Such independent certified public accountant shall be selected by ITC and approved by Licensee. Licensee shall respond to ITC's selection of the auditor within ten (10) days and its approval shall not be unreasonably withheld. The auditor shall enter into an appropriate nondisclosure agreement with Licensee, and shall disclose no more information than is reasonably necessary to determine the Payments owed hereunder. Should an underpayment in excess of [**] percent ([**]%) be discovered, Licensee shall pay the cost of the audit. In any event, Licensee shall promptly pay any underpayment together with interest at the compounded annual rate of [**] percent ([**]%) from the due date. All information obtained through such audit shall be deemed Licensee proprietary information pursuant to
Section 8.1 of this Agreement.

     8.5. Governing Law/Venue. The validity and interpretation of this Agreement shall be governed by New York law, without regard to conflict of laws principles. The parties further irrevocably consent to exclusive jurisdiction of the state and federal courts in the State of New York for the purposes of enforcement of any final award granted by the Arbitral Tribunal. Such enforcement shall be governed by the laws of the State of New York.

     8.6. Entire Agreement/Amendment.

To the extent Licensee is licensed under another patent license agreement with ITC under standards or covering products that differ from the Covered Standards or Covered Terminal Units, the other patent license agreement shall remain in full force and effect as to those differing standards and/or products. To the extent Licensee was licensed under another patent license agreement with ITC prior to the Effective Date for the Sale of Covered Terminal Units, the terms of that prior agreement shall continue to apply up to but not including the Effective Date. Otherwise, this Agreement and, to the extent referenced herein the Patent License Agreement between ITC and the Joint Venture effective January 1, 2003, contain the complete and final agreement between the parties, and supersedes all previous understandings, relating to the subject matter hereof whether oral or written. This Agreement may only be modified by a written agreement signed by duly authorized representatives of the parties.

     8.7. Acquisition of Licensee. Notwithstanding the provisions of Section 8.16(a) of this Agreement, if Telefonaktiebolaget LM Ericsson is acquired by (i) merger, consolidation or another business combination, or (ii) the sale of more than 50% of its capital stock, all payments required under Sections 3.1(a)(i), 3.1(b) and 3.2 of this Agreement shall become immediately due and payable, and Licensee shall pay all such amounts in full on or before the effective date of the transfer. Conditioned on payment in full of the payments required in 3.1(a)(i), 3.1(b) and 3.2 of this Agreement on or before the effective date of the transfer, this Agreement shall extend to (i) Sales of Covered Terminal Units to the extent provided under and in accordance with the provisions of Section
3.3 and (ii) Sales of Covered Infrastructure up to an amount reflecting [**].

     8.8. Affiliate Performance. Each party shall be responsible for all actions required of its Affiliates hereunder and shall be liable to the other party for any adverse action or failure to perform by such party's Affiliates hereunder.

----------
[**] Material has been omitted and filed separately with the Commission.

                                                     PRIVILEGED AND CONFIDENTIAL

     8.9. Waivers. No waiver of any right, term or condition under this Agreement shall be deemed effective unless in writing and signed by the party charged with such waiver, and no waiver shall operate as a waiver of any future such right, term or condition or any other right, term or condition arising under this Agreement.

     8.10. Survival. All representations, acknowledgements, obligations, responsibilities, terms or conditions involving performance subsequent to the expiration or termination, repeal or rejection of this Agreement, or which cannot be determined to have been fully performed until after such time, or which by their nature are intended to survive shall be deemed to survive. Without limitation, all payment obligations and acknowledgements herein and the representations and warranties contained in Article VII hereof are intended to survive and shall survive any such expiration or termination, repeal or rejection.

     8.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     8.12. No Set Off. Licensee agrees and acknowledges that it has no right to, and shall not, attempt to set off amounts claimed to be owed based on any claim that it has or may have in the future against InterDigital, ITC, or any of their respective affiliates, except as specifically agreed to in writing by ITC, against amounts owed hereunder.

     8.13. Licensee Rights. Nothing in this Agreement shall be construed as limiting the rights or granting rights pursuant to which the Licensee has outside the scope of the license granted hereunder, or restricting or granting the right of Licensee or any of its Affiliates to make, have made, use, lease, Sell or otherwise dispose of any particular product or products not herein licensed.

     8.14. Notices. Any report, notice or other communication required or permitted to be made or given to either party hereto pursuant to this Agreement shall be sent to such party by registered airmail (except that registered or certified mail may be used where delivery is in the same country as mailing), postage prepaid, addressed to the respective party at its address as set forth below, or to such other address as it shall designate by written notice given to the other party, and shall be deemed to have been made, given or provided on the date of receipt. The addresses:

          (a) For ITC:

                    InterDigital Technology Corporation
                    300 Delaware Avenue, Suite 527
                    Wilmington, DE 19801

                    with copy by facsimile to: (302) 658-0468
                    Attention: President

          (b) For Licensee:

                    Ericsson Inc.
                    6300 Plano Drive
                    Plano, TX 75024

                    with copy by facsimile to: (972) 583-1839
                    Attention: Office of the General Counsel

                                                     PRIVILEGED AND CONFIDENTIAL

                    Telefonaktiebolaget LM Ericsson
                    SE-126 25 Stockholm
                    Sweden
                    with copy by facsimile to: 46(8) 719-1112
                    Attention: General Counsel

     8.15. Limitation. Nothing in this Agreement shall be construed as: (a) an agreement to bring or prosecute actions against third party infringers of the ITC Patents; (b) conferring any license or right under any patent other than the ITC Patents; or (c) conferring any right to use the ITC Patents outside the field of use defined by the license grant of this Agreement.

     8.16. Personal Agreement. This Agreement is personal to Licensee and, except as provided for in this Section 8.16 or as ITC consents in writing in its sole discretion, may not be assigned or transferred, nor may any license granted hereunder be assigned or transferred, whether by operation of law or otherwise, and any attempt to make any such assignment or transfer shall be null and void. Without limitation, the provisions of this Section 8.16 shall apply to the sale or other transfer by Licensee or any Licensee Affiliate to an unaffiliated third party any part of the business or substantial assets involved in the manufacture, distribution or sale of Covered Terminal Units.

          (a) If Licensee or any Licensee Affiliate sells or otherwise transfers to an unaffiliated third party (a "Transferee") or any Affiliate, any part of the business or substantial assets, or control over any of the foregoing, involved in the manufacture, distribution or sale of Covered Infrastructure Units (Transferred Business): all amounts specified by Sections 3.1(a)(i), 3.1(b) and 3.2 (and any increases thereto according to Section 3.4 herein) of this Agreement and all other Payments accruing hereunder shall continue to be the responsibility and obligation of Licensee under the terms of this Agreement, provided that at Licensee's reasonable request ITC shall accept payment of some or all of the Payments from Transferee, the Transferee's license pursuant to this Section 8.16(a) shall extend to:

               (i) Sales of Covered Terminal Units to the extent provided under and in accordance with the provisions of Section 3.3, and

               (ii) Sales of Covered Infrastructure Units up to an amount reflecting [**].

          (b) Notwithstanding the aforesaid, the Transferee shall have the option of notifying ITC within one hundred and eighty (180) days from the date of such transfer of its intent to terminate this Agreement as it applies to the Covered Infrastructure business conveyed to the Transferee, in which event it will so terminate as to the Transferee only.

     8.17. Counterparts. This Agreement may be executed in counterparts, which taken together, shall constitute one Agreement and each party hereto may execute this Agreement by signing such counterpart, provided that no party shall be bound hereby until it has been executed and delivered by all parties hereto. A facsimile signature of either party to this Agreement, or any amendment of this Agreement, shall be deemed an original signature of such party and shall manifest such party's intention to be bound by this Agreement or such amendment.

     8.18. Limitation of Liability IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, A WARRANTY, TORT LIABILITY (INCLUDING NEGLIGENCE) OR OTHERWISE SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL,

----------
[**] Material has been omitted and filed separately with the Commission.

                                                     PRIVILEGED AND CONFIDENTIAL

INCIDENTAL, INDIRECT OR EXEMPLARY DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF REVENUES OR LOSS OF CAPITAL.

                                   ARTICLE IX

                                     RELEASE

     ITC on behalf of itself and InterDigital, on behalf of themselves and their respective Affiliates, as of the Effective Date of this Agreement, hereby irrevocably (except for Termination due to failure to remit payments (required under 3.1(a)(i), 3.1(b) and 3.2) releases Licensee, its Affiliates, and their respective customers, including any customers in the chain of possession of any Covered Products from any and all claims from infringement of ITC Patents (including method claims), which claims have been made, or which might be made at any time, with respect to any Covered Products or components used therein, manufactured, used, leased, Sold or otherwise transferred by or for Licensee or its Affiliates before the Effective Date of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

INTERDIGITAL TECHNOLOGY         TELEFONAKTIEBOLAGET LM ERICSSON
CORPORATION


By:    /s/ William J. Merritt   By:    /s/ Carl Olaf Blomquist
       ----------------------          -----------------------------------------
Name:  William J. Merritt       Name:  Carl Olaf Blomquist
Title: President                Title: Senior Vice President and General Counsel
Date:  March 10, 2003           Date:  March 12, 2003


                                By:    /s/ Mans Ekelof
                                       -----------------------------------------
                                Name:  Mans Ekelof
                                Title: Vice President
                                Date:  March 12, 2003


                                ERICSSON INC.


                                By:    /s/ John Moore
                                       -----------------------------------------
                                Name:  John Moore
                                Title: Vice President and General Counsel
                                Date:  March 10, 2003

                                                     PRIVILEGED AND CONFIDENTIAL

                                  ATTACHMENT A

                               LIST OF AFFILIATES

[**]

----------
[**] Material has been omitted and filed separately with the Commission.

                                 Attachment A-1